As filed with the Securities and Exchange Commission on November 15, 2013

811-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:               Guggenheim Floating Rate & Income Fund

Address of Principal Business Office:

2455 Corporate West Drive
Lisle, Illinois 60532

Telephone Number:

(630) 505-3700

Name and address of agent for service of process:

                Amy J. Lee
Guggenheim Funds Investment Advisors, LLC
2455 Corporate West Drive
Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 15th day of November, 2013.

GUGGENHEIM FLOATING RATE & INCOME FUND

By:           /s/ Donald C. Cacciapaglia
Donald C. Cacciapaglia
                                                                                             Trustee and Chief Executive Officer

Attest:         /s/ Mark E. Mathiasen
Mark E. Mathiasen
Secretary